Omnicomnews

Contact: Fred Meyer
         212-415-3631

FOR IMMEDIATE RELEASE

NEW YORK, FEBRUARY 19, 1998 - Omnicom Group Inc. (OMC-NYSE) today announced that net income for the year increased 26% to $222.4 million in 1997 from $176.3 million in 1996. Diluted earnings per share increased 22% to $1.37 per share in 1997 from $1.12 per share in 1996. It is the eleventh consecutive year since its formation that Omnicom has reported record earnings.

      Worldwide revenues from commission and fee income increased 18% to $3,124.8 million in 1997 from $2,641.7 million in 1996. Domestic revenues increased 17% to $1,616.8 million in 1997 from $1,384.4 million in 1996. International revenues increased 20% to $1,508.0 million in 1997 from $1,257.3 million in 1996.

      Net income in the fourth quarter of 1997 increased 24% to $74.5 million as compared to $60.2 million in the fourth quarter in 1996. Diluted earnings per share for the fourth quarter increased 22% to $0.45 per share in 1997 from $0.37 per share in 1996.

      Worldwide revenues from commission and fee income increased 19% to $895.1 million in the fourth quarter of 1997 from $751.8 million in the same period in 1996. Domestic revenues increased 16% to $425.9 million in 1997 from $366.6 million in 1996. International revenues increased 22% to $469.2 million in 1997 from $385.2 million in 1996.

Omnicom Group Inc.

(Unaudited)
(in Thousands of Dollars, Except Per Share Data)



                                                                   Percent
                                      --------------------------   Increase
Three Months Ended December 31           1997           1996      (Decrease)
------------------------------        ----------    ------------  ----------
Commission and fee income             $ 895,056       $ 751,829       19%
Operating and interest expenses         774,425         651,874       19%
Income before income taxes              120,631          99,955       21%
Income taxes                             50,294          40,706       24%
Income after income taxes                70,337          59,249       19%
Equity in affiliates                     14,062           9,925       42%
Minority interests                       (9,942)         (8,944)      11%
Net income                            $  74,457       $  60,230       24%

Earnings per share(*)

     Basic                            $    0.47       $    0.38       24%
     Diluted                          $    0.45       $    0.37       22%

Dividend declared per share (*)       $   0.125       $    0.10       25%

--------
(*) All per share amounts have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend effective December 16, 1997.

Omnicom Group Inc.

(Unaudited)
(in Thousands of Dollars, Except Per Share Data)


                                                                   Percent
                                      --------------------------   Increase
Year Ended December 31                    1997           1996     (Decrease)
------------------------------        -----------   ------------  ----------
Commission and fee income             $ 3,124,813    $ 2,641,667      18%
Operating and interest expenses         2,743,568      2,336,436      17%
Income before income taxes                381,245        305,231      25%
Income taxes                              156,484        123,639      27%
Income after income taxes                 224,761        181,592      24%
Equity in affiliates                       30,089         20,510      47%
Minority interests                        (32,435)       (25,773)     26%
Net income                            $   222,415    $   176,329      26%

Earnings per share(*)

     Basic                            $      1.40    $      1.17      20%
     Diluted                          $      1.37    $      1.12      22%

Dividend declared per share (*)       $      0.45    $     0.375      20%

----------
(*) All per share amounts have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend effective December 16, 1997.